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                                                                    Exhibit 23.1



                               Consent of KPMG LLP


To the Board of Directors and Shareholders of Sturm, Ruger & Company, Inc.:

The audit referred to in our report dated February 8, 2002 included the related financial statement schedule for the year ended December 31, 2001, included in the Sturm, Ruger & Company, Inc. 2001 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule as of, and for the year ended December 31, 2001, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the use of our report included herein and incorporated by reference in the Registration Statements of Sturm, Ruger & Company, Inc. on Form S-3 (Nos. 333-84677 and 333-53234) relating to the consolidated balance sheet of Sturm, Ruger & Company, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of income, stockholders' equity, and cash flows and related financial statement schedule for the year ended December 31, 2001, which report appears in the Sturm, Ruger & Company, Inc. 2001 Annual Report on Form 10-K.



                                                KPMG LLP

Stamford, Connecticut
March 25, 2002


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